SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Earliest Event Reported): June 7, 2005

CYTRX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

     On June 7, 2005, CytRx Corporation (the “Company”) received a notice from the Nasdaq Stock Market informing the Company that for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq SmallCap Market under Marketplace Rule 4310(c)(4). Shares of the Company’s common stock currently trade on The Nasdaq SmallCap Market under the symbol “CYTR”.

     The notice states that under Marketplace Rule 4310(c)(8)(D), the Company will be provided with 180 calendar days, or until December 5, 2005, to regain compliance with Marketplace Rule 4310(c)(4). To regain compliance, the bid price of the Company’s common stock must close at $1.00 per share or more for a minimum of 10 consecutive business days anytime before December 5, 2005.

     On December 5, 2005, the Company may be provided with an additional 180 calendar day compliance period to demonstrate compliance if, at that time, the Company meets all of The Nasdaq SmallCap Market initial inclusion criteria set forth in Marketplace Rule 4310(c) other than the bid price requirement. If the Company is not eligible for an additional compliance period at that time, Nasdaq staff will provide written notification that the Company’s common stock will be delisted. Upon such notice, the Company may appeal the Nasdaq staff determination to a Listing Qualifications Panel, pursuant to the procedures set forth in the Nasdaq Marketplace Rule 4800 Series. There can be no assurance that, if the Company does appeal the Nasdaq Staff’s determination, that such appeal would be successful.

     The Company continues to monitor the bid price for its common stock. If its common stock does not trade at a level that is likely to regain compliance, the Company’s Board of Directors will consider options available to the Company to achieve compliance.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION
By:	/s/ MATTHEW NATALIZIO
Matthew Natalizio
Chief Financial Officer

Dated: June 10, 2005